Exhibit 99.1

JANUARY 28, 2004

PRESS RELEASE

SAUER-DANFOSS INC. FOURTH QUARTER AND FULL-YEAR 2003 RESULTS:  OPERATING EARNINGS IN FORECASTED RANGE BUT NET INCOME IMPACTED BY RESTRUCTURING CHARGES AND ONE-TIME COSTS

CHICAGO, Illinois, USA, January 28, 2004—Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR), citing a combination of factors including restructuring costs, field recall costs and loss of margin related to the weaker US dollar, today announced that it expects a fourth quarter 2003 net loss in the range of $9.0 million to $11.0 million, or $0.19 to $0.23 per share, compared to a net loss of $1.7 million, or $0.03 per share, for the fourth quarter 2002.  Full-year 2003 net income is expected to be $8.0 million to $10.0 million, or $0.17 to $0.21 per share. Net income for the full year 2002 was $14.0 million, or $0.29 per share.  For the quarter and year ended December 31, 2003, net sales are expected to total approximately $263.0 million and in excess of $1.1 billion, respectively. All 2003 numbers are subject to further review and external audit before being finalized.

“Earnings were adversely affected by the decision to accelerate the previously announced closing of our West Branch, Iowa plant,” said David Anderson, President and Chief Executive Officer. “We were able to relocate machinery and equipment to our Lawrence, Kansas site more rapidly than originally planned during the seasonally slower fourth quarter. Although this action required us to absorb the related costs in the fourth quarter, it now leaves us much better prepared for an anticipated stronger first quarter. Our total restructuring costs and one-time write-offs impacted our EPS by about $0.12 for the quarter, of which more than $0.08 result from non-cash related charges.  Additionally, bringing to closure the field recall issues involving our products, which first surfaced in the third quarter, added another $0.03 per share to our fourth quarter loss.”  Anderson continued, “Finally, the significant weakening of the US dollar in the fourth quarter combined with the increasing success at selling our European manufactured products into the US market negatively affected our results by more than $0.03 per share for the quarter.”

Executive Office: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

Karl J. Schmidt, Executive Vice President and CFO, added, “For the full year, our earnings are reflective of restructuring and one-time charges accumulating to about $0.17, of which more than $0.10 were from costs with no cash effect. Taking these out along with the special charges from the field recall issues of about $0.10, our normal operating annual earnings should come in at or above $0.40 per share, in line with the range of earnings guidance given earlier in the year. Our cash flow from operations is expected to come within $10 million of our record performance in the full prior year, when we generated almost $100 million.”

Anderson concluded, “While the fourth quarter earnings were negatively impacted as described, we continue to grow our business and market share and are quite optimistic for the first quarter as well as for the full year, given the earnings impact from an anticipated strong market growth, in combination with the financial benefit from our recent restructuring investments.”

Sauer-Danfoss will formally report fourth quarter 2003 results after the close of markets on February 18, 2004, with a conference call held the following day, February 19, at 10:00 a.m. eastern time to discuss 2003 results.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with more than 7,000 employees worldwide and revenue of more than $1 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois.  More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,”

“estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors, including the fact that the economy generally, and the agriculture, construction, road building, turf care and specialty vehicle markets specifically, continue to be in a state of uncertainty making it difficult to determine if past experience is a good guide to the future.  A continuing downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its OEM customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; business relationships with major customers and suppliers; the continued operation and viability of the Company’s major customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials and product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting domestic and foreign operation, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability, including U. S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:(515) 239-6364
Vice President and	2800 East 13th Street	Fax:(515) 239-6443
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone: +49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax: +49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com